Exhibit 99.1

N E W S R E L E A S E

Contact:	Mark F. Lindsay

Vice President and Director, Public Communications and Strategy

952-992-4297

(For Immediate Release)

UNITEDHEALTH GROUP BOARD ANNOUNCES SERIES OF ACTIONS

Minneapolis, Minn., (October 15, 2006) – The Special Review Committee of the Board of Directors of UnitedHealth Group (NYSE: UNH) and its independent counsel, Wilmer Cutler Pickering Hale and Dorr, have completed a review and report of UnitedHealth Group’s stock option practices and reported the findings to the non-management directors.

A copy of the WilmerHale report is attached and available at www.unitedhealthgroup.com. Copies of the report have been sent to the Securities and Exchange Commission and the Department of Justice.

In accepting the report, the Board of Directors today announced the following actions and decisions:

1.	William W. McGuire, M.D. will leave the company on or before December 1, 2006, and he stepped down today as Chairman of the Board and as a Director. Between now and his departure, he will continue as Chief Executive Officer and will assist in an orderly transition to new leadership.

The Board expressed its appreciation for the extraordinary contributions made by Dr. McGuire over the past 15 years. Under his leadership, UnitedHealth Group has had an enormous positive impact on the American health care system, making significant contributions in improving accessibility and making the health care system more affordable; the company became an industry leader with revenues growing from approximately $600 million to more than $70 billion. The stock price of UnitedHealth Group rose by almost 8500 percent, more than 30 times the growth of the S&P 500. The employees, shareholders and customers of UnitedHealth Group have all benefited from his leadership, energy and vision.

2.	The Board elected Stephen J. Hemsley to succeed Dr. McGuire as CEO upon Dr. McGuire’s departure from the company. Mr. Hemsley joined the company in 1997 and has been the company’s President and COO since 1999.

3.	The Board has created the position of non-executive chairman of the UnitedHealth Group Board.

4.	The Board has elected Richard T. Burke, founding CEO of UnitedHealth Group, and a director since 1977, to the position of non-executive chairman, effective immediately.

5.	The Board has accepted the resignation of board member William G. Spears, who had remained with the Board for the past six months to see the review process through to completion. The Board is grateful to Mr. Spears for his many contributions during his 15 years of service to the company.

6.	David J. Lubben will proceed with plans to retire and is stepping down today as General Counsel and Secretary. He will remain with the company to effect an orderly transition of his responsibilities. The Board is grateful to Mr. Lubben for his 25 years of outstanding service and commitment to the company, both as in-house counsel and his prior contributions as outside counsel.

7.	The Board has instructed Mr. Hemsley to review the conduct of senior executives in the legal, human capital and accounting functions of the Company and recommend any additional personnel actions to the Board should they be necessary.

8.	Mr. Hemsley has voluntarily agreed to reprice all options awarded through 2002 to the annual high share price for each year, and to take any other appropriate action to eliminate any possible financial benefit from options-related issues identified in the report. The Board expects similar actions by Mr. Lubben and the company’s most senior executives.

9.	Dr. McGuire has voluntarily agreed to reprice all options awarded to him from 1994 through 2002 to the annual high share price for each year to eliminate any possible financial benefit from options dating issues identified in the report. The company is engaged in discussions with Dr. McGuire concerning the terms of his departure from the company, including other options issues and financial benefits. The company expects to conclude the discussions on or before December 1, 2006.

In addition to the steps above, the Board is taking the following actions with respect to the corporate governance of UnitedHealth Group.

10.	The Board will have five board seats filled by new independent directors over the next three years in order to bring new experiences, expertise and perspectives into its membership.

11.	A new senior executive position of Chief Legal Officer will be established and a national search for candidates will be conducted.

12.	The position of Chief Ethics Officer will be made a senior executive position with responsibility for communicating and monitoring compliance with standards of ethical conduct and business integrity by all of the Company’s employees.

13.	The position of Chief Administrative Officer will be made a senior executive position with responsibility for the Company’s critical administrative functions and non-business operations, including human capital, personnel, compensation, compliance, internal audit and business risk management, and staff support functions.

14.	A separate position of Secretary to the Board, who will report to the Board with an administrative reporting line to the Chief Legal Officer, will be established. The sole responsibility of the Secretary will be to support the activities of the Board and of its Committees, including ensuring that the Board’s activities and recordkeeping are in line with corporate best practices.

The actions on corporate governance announced today follow steps taken by the Board earlier this year to improve the Company’s corporate governance and compensation practices. These include:

Board Structure and Process

•	Appointing co-lead directors (these positions have been replaced as of today by the position of non-executive chairman).

•	Recommending that the Shareholders amend the Company’s Charter to eliminate the classified board, so that all directors would be elected annually

•	Recommending that the Shareholders amend the Company’s Charter to remove supermajority approval requirements

•	Establishing a Public Responsibility Committee to focus on the Company’s corporate social responsibility

•	Initiating the review and enhancement of the Company’s director independence standards

•	Requiring all Audit Committee members to be financial experts as defined by the SEC

•	Limiting the number of boards on which directors may serve

•	Requiring that all directors attend ISS accredited director training

Director and Officer Compensation

•	Reducing Board compensation by 40 percent, following a reduction of 20 percent in 2005

•	Discontinuing equity awards to a number of senior executives, including the CEO and President

•	Initiating the process of amending the employment agreements of the CEO and President to cap SERP benefits; require reimbursement to the Company for any personal use of corporate aircraft; eliminate any tax gross-ups payable in connection with the personal use of corporate aircraft; and eliminate certain perquisites including life insurance and disability premium payments not generally available to other employees and Company-funded post-retirement health insurance

•	Initiating the process of amending the employment agreements of all senior executive officers to remove any enhanced severance payments upon a change of control

•	Establishing stock ownership guidelines for directors and executive officers

Controls Over Stock Options and Other Equity Awards

•	Eliminating all delegated authority to management to make equity awards

•	Requiring that broad based equity awards to the Company’s executives and employees occur annually and be approved at the Board meeting that generally coincides with the Company’s Annual Meeting

•	Requiring that awards made to new hires, or for promotions or other important and valid business purposes, only be made and approved at a subsequent regularly scheduled quarterly meeting

•	Significantly enhancing the Company’s approval processes and internal controls related to stock option granting and administration.

The WilmerHale team was led by William R. McLucas, former Director of Enforcement of the Securities and Exchange Commission. During the inquiry, WilmerHale reviewed more than 26 million pages of materials and conducted more than 80 interviews of UnitedHealth employees, present and former directors and former auditors.

Third Quarter 10-Q Likely to be Delayed; Earnings Call to Proceed as Scheduled; No Decision on Restatement

The Company reaffirmed its previously issued guidance for the remainder of 2006 and for 2007, and said that it would hold its regular quarterly earnings call on October 19 as scheduled. In addition, the Company indicated it was likely to delay filing of its Form 10-Q for the third quarter of 2006 in order to complete its analysis of adjustments to previously filed financial statements in light of the Report. The company has not yet determined whether any restatements of previously filed financial statements will be required. The company reiterated that it will not resume its stock repurchase program until it is current with regulatory filings.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com ) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenue received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; potential consequences surrounding findings of our ongoing internal investigation, investigation by a committee of our independent directors and informal SEC inquiry into our stock option granting practices, as well as a subpoena from the office of the U.S. Attorney for the Southern District of New York requesting documents relating to stock option grants since 1999 and a request from the Internal Revenue Service for documents relating to the compensation of certain executive officers; uncertainty of results of pending civil litigation relating to our stock option granting practices; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data;

misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized. This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.)

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REPORT OF WILMER CUTLER PICKERING HALE AND DORR LLP

TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

OF UNITEDHEALTH GROUP, INC.

On March 18, 2006, the Wall Street Journal published an article entitled, “The Perfect Payday.” The article questioned whether several companies, including UnitedHealth Group, Inc. (“UnitedHealth” or the “Company”), had selected dates for stock option grants with the benefit of hindsight – in other words, whether the companies had “backdated” the option grants.1 Shortly thereafter, UnitedHealth was notified that the Securities and Exchange Commission (“SEC”) had opened an informal inquiry into the Company’s practices concerning stock option grants. On April 4, 2006, UnitedHealth’s Board of Directors created a Special Committee composed of three disinterested Directors (Messrs. Richard Burke, James Johnson and Douglas Leatherdale)2 to lead a thorough and independent review of the Company’s option grant practices over the period from 1994 through 2006. Also, on April 4, 2006, the Special Committee engaged the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) as its counsel for its independent review. WilmerHale, in turn, retained FTI Consulting, Inc. to provide expert accounting assistance.

WilmerHale identified officers and employees whose work at the Company involved in some way the stock option granting process. From each of those employees (and their assistants), we collected hardcopy and electronic documents, including documents stored in the Company’s offsite facility. In all, we collected and reviewed nearly 600 boxes of hardcopy materials, as well as substantial amounts of e-mail and other electronic files. In addition, we interviewed and collected documents from each member of the Board of Directors who served during the period from 1994 to 2006. From these efforts, we created a database of nearly 4 million documents, and we ultimately reviewed documents comprising more than 26 million pages of materials. Over the course of the investigation, we also conducted over 80 interviews of

[1]	No commonly accepted definition of “backdating” has emerged nor has the SEC defined the precise contours of “backdating” for securities law (or other) purposes. According to accounting literature applicable to option grants during the relevant time period, issuers of options were supposed to compare the exercise price of an option to the quoted market price of the underlying stock on the “measurement date” – the first date on which both the number of shares that an individual employee is entitled to receive and the exercise price are both known – to determine whether any compensation expense was required to be recorded as a result of any “in the money” option grant. This report defines “backdating” as (i) selecting a grant date with the benefit of hindsight, (ii) using that grant date as the measurement date even though one or more of the number of shares, the identity of the employee receiving them, and/or the exercise price was not known as of the grant date, and (iii) recording a lower compensation expense than would have been recorded had the correct measurement date been used.

[2]	Neither Mr. Leatherdale nor Mr. Burke served on the Compensation Committee when it approved any of the grants under review. Mr. Johnson joined the Compensation Committee after the Sarbanes-Oxley Act of 2002 (“SoX”) was passed. There is no indication that the option grants to Section 16 officers, the only grants that were required to be approved by the Compensation Committee, were backdated after the effective date of SoX. In addition, while UnitedHealth made substantial and valuable option grants over time to the members of the Special Committee specifically (and to the Company’s non-employee Directors generally), these grants were not backdated. Grants to Directors were governed by specific plan provisions that established annual grant dates (until 1999) and quarterly grant dates thereafter.

current and former UnitedHealth employees, present and former Directors, and former auditors. Some individuals were interviewed more than once.

As set forth below, we have examined in depth 29 distinct option grants made by the Company from 1994 through 2006. These grants account for approximately 85 percent of the total number of options issued by UnitedHealth during that twelve-year period.3 This report summarizes the facts developed and the conclusions reached in this independent review pertaining to UnitedHealth’s option grants to officers and employees.

I.	BACKGROUND

Stock options were a critical component of UnitedHealth’s compensation philosophy. Management viewed options as a vital tool for recruiting, motivating, and retaining employees. Management believed that options were the best means of offsetting what it saw as the Company’s below-market cash compensation. Consistent with the Company’s compensation philosophy, Dr. William McGuire, UnitedHealth’s CEO and Chairman, authorized, or sought the approval of the Compensation Committee of the Board of Directors for, option grants at opportune times when the Company’s stock price was depressed.4

During the twelve-year period under review, UnitedHealth granted to thousands of employees options to acquire, in aggregate, nearly 450 million (split-adjusted) shares of Company common stock. The independent review focused on 29 distinct option grant events that comprised the largest grant events (i.e., each involving more than 10 million split-adjusted shares) and, with two exceptions, all of the grant events in which Dr. McGuire or Mr. Hemsley, UnitedHealth’s President and Chief Operating Officer, received options. These 29 grants each involved one or more of the following five types of grants: (i) grants to Section 16 officers; (ii) grants to employees; (iii) grants to new hires and those receiving promotions; (iv) grants associated with the 1999 employment agreements reached with Dr. McGuire and Mr. Hemsley; and (v) a one-time “supplemental” option grant to officers and employees made in October 1999.

Grants to Section 16 Officers. Because of various tax and securities law provisions, and provisions of the stock option plans under which certain of these options were granted, option grants to Section 16 officers required approval by the Compensation Committee. During the entire review period, Dr. McGuire recommended to the Compensation Committee the number of options to be granted to Section 16 officers, excluding himself and, after late 1999, excluding Mr. Hemsley. The minimum size of the grants to Dr. McGuire (for the entire review period) and for Mr. Hemsley (after late 1999) were set by their respective employment agreements and any additional grants were awarded at the discretion of the Compensation Committee. For a few grants, Compensation Committee approval of the grants to Section 16 officers was accomplished through a resolution in the minutes of a Compensation Committee meeting. In most instances,

[3]	The remaining grants are composed primarily of new hire grants and option grants done in connection with various M&A transactions.

[4]	While the name of the Board committee responsible for compensation matters changed over time, this report uses the term “Compensation Committee” to refer to all such iterations. Between 1994 and 2006, the Compensation Committee comprised three to five Board members.

however, the approval was reflected in a unanimous written consent (a “Written Action”) signed by all of the members of the Compensation Committee.

Grants to Employees. The Company granted options to non-Section 16 employees in varying numbers and amounts. Dr. McGuire chose the dates and overall amounts for these grants. Approval of these grants by the Compensation Committee was not required because Dr. McGuire acted pursuant to authority delegated to him by the Committee. The process of determining which employees were to be included in this type of grant and how many options each would receive often took considerable time to complete. These grants often included hundreds, and sometimes thousands, of employees. For certain of the most senior employees in this group, Dr. McGuire also was involved in determining the amount of the grants to individual employees. He approved grants to non-Section 16 employees by executing a CEO certificate that either listed the grantee(s) and the number of options in the body of the certificate or referred to an exhibit that listed the grantees and the amount each was receiving. In a few cases, the Compensation Committee approved these grants itself, although it is unclear why the practice differed for these grants.

New Hire and Promotion Grants. Some of the 29 grants we examined included option grants to newly-hired employees and to employees receiving promotions. With the exception of a few very senior executives, options issued to newly-hired and promoted employees – including the setting of the grant date and the exercise price – were largely handled by the Human Resources Department (later called Human Capital, but collectively referred to herein as “HR”). HR determined the grant dates for the employees in these categories and prepared the paperwork for the grants (sometimes with input from the Legal Department). Like the awards to non-Section 16 employees, these awards required Dr. McGuire’s signature on a CEO certificate pursuant to delegated authority, but Dr. McGuire appeared to have no role in setting grant dates for most of the grants in this category.

Grants in Connection with 1999 Employment Agreements. In 1999, Dr. McGuire renewed his employment agreement and Mr. Hemsley executed his first written employment agreement. Those employment agreements, executed in December 1999 but dated effective October 13, 1999, each contained a right to obtain a one-time grant of options – 1,000,000 options for Dr. McGuire; 500,000 options for Mr. Hemsley. The terms of these agreements were negotiated with Dr. McGuire during 1999 by an Ad Hoc Committee (composed of Directors William Ballard, Thomas Kean, Mary Mundinger, Robert Ryan, and William Spears) established by the Board of the Directors.5 The Ad Hoc Committee focused on the size of Dr. McGuire’s and Mr. Hemsley’s overall compensation packages, including the number and price of the one-time grant of options to be made in connection with their respective agreements. In this endeavor the Ad Hoc Committee was advised by compensation consultants from Arthur Andersen LLP, which was also the Company’s outside auditor.

[5]	Mr. Hemsley had little or no role in the negotiation of, or the process leading up to, the agreement or the option award in connection with the agreement.

Supplemental Option Grant. In October 1999, UnitedHealth granted options to acquire over 2 million shares of Company common stock to a broad group of employees and management personnel, including Dr. McGuire and other Section 16 officers. This particular grant was made in connection with the suspension of the vesting and exercisability of a like number of options granted to the same individuals with exercise prices above $46.50 per share issued during the preceding five years. The grant followed a decline in the price of UnitedHealth stock from $60.50 on September 29, 1999 to $41.125 on October 12, 1999.6

The purpose of the grant, according to an October 22, 1999 memorandum from Dr. McGuire to the Compensation Committee, was to address “employee morale and retention” by replacing “out of market options priced above $46.50” with new options with an exercise price of $40.00 per share. Although the memorandum does not specify the grant date, the formal documents for the supplemental grant reflect a grant date of October 13, 1999 and an exercise price of $40.125 – which was the closing price on October 13 and the closest closing price in 1999 to the $40.00 referred to in the October 22 memorandum. It was also the lowest closing price for UnitedHealth for all of 1999. The memorandum also advised the Compensation Committee that the suspended options could thereafter be cancelled or reinstated. Even though the memorandum referred only to suspending the vesting of the “out of market” options, it appears the Company’s intent was generally to suspend both the vesting of unvested “out of market” options and the exercise of “out of market” options that had previously vested.7 Approximately ten months later, the Compensation Committee reactivated vesting and exercisability of the suspended options and exercisability of vested options.

II.	ANALYSIS

We set forth below our analysis of the backdating, internal controls, governance and disclosure issues raised in the investigation.

Option Grants

Grants to Section 16 Officers and Non-Section 16 Employees

The measurement dates used by the Company for most of the option grants issued to Section 16 Officers and non-section 16 employees under review were incorrect, and many of the option grants were likely backdated.

[6]	The cause of the decline in the stock price seems to have been an announcement on September 29, 1999 by certain prominent class action law firms of their intent to bring lawsuits against the health insurance industry.

[7]	It is unclear whether any of Dr. McGuire’s and one other officer’s options with exercise prices above $46.50 were in fact suspended. Dr. McGuire believes that his options were intended to be suspended. However, the Company’s 2000 proxy indicates that Dr. McGuire’s February 1999 option grant (which have an exercise price above $46.50) continued to vest on schedule. The employment agreements of Dr. McGuire (and the other officer whose options may not have been suspended) provided that the options granted under those agreements would vest on a fixed schedule. It is possible that someone at the Company concluded, based on the language in the employment agreements, that the vesting of these options could not be suspended.

Stock option grants to Section 16 officers were regularly approved by Written Actions. Sometimes, these Written Actions bear the typewritten word “Date” or “Dated” and a date that matches the measurement date used by the Company for such grant. At other times, the Written Actions bear the typewritten word “Effective” and a date that similarly matches such measurement date. For a substantial number of grants, we have determined that the Written Actions that were “Date[d]” on a specific date were executed subsequently.8 As commonly understood, the term “Effective” means that the document was executed on one date with an intended and different effective date.9 We have concluded that Written Actions that contain the word “Effective,” were executed on another, later date. A substantial proportion of the Written Actions for the 29 grants we reviewed were signed later than the date indicated on the document. These lags could have been weeks, and in some cases months, later than the date shown on the Written Action. While it is possible a measurement date could be earlier than the date the Written Actions were finally signed,10 it is likely that a substantial number of the measurement dates used by the Company for these grants are incorrect: either the number of shares granted to individual recipients and/or the exercise price was not known on the dates recited in the Written Actions.

CEO certificates were used to approve grants to non-Section 16 officer employees. The CEO certificates for the grants we reviewed bear the typewritten word “Date” or “Dated” and a particular date. In many instances, the date matches the measurement date used by the Company for such grant. We have determined that these CEO certificates were typically executed subsequent to the date on the certificate. Starting in mid-2000, the dates shown on the CEO certificates is later than the dates that the Company used for the measurement dates, but not necessarily the dates the certificates were actually signed. While it is possible that a measurement date could be earlier than the date the CEO certificate was signed, we believe that the measurement dates used by the Company for most of these grants are incorrect. In addition, employees were sometimes added to a grant, or allocations were adjusted, after Dr. McGuire signed the certificate.

Dr. McGuire maintains that he did not select the dates for option grants to Section 16 officers and to non-Section 16 employees with the benefit of hindsight. His recollections are important: he was central to the option grant process at the Company for Section 16 officers and for certain other executives and determined the broad parameters for the grants for other groups of employees. Mr. Hemsley played a more limited role in the option granting process. His focus

[8]	Our conclusion is drawn from information collected from company personnel, including the metadata from their electronic files. Metadata is “information about a particular data set which may describe, for example, how, when, and by whom it was received, created, accessed, and/or modified and how it is formatted . it describes the content, quality, condition, history, and other characteristics of the data.” We have placed limited reliance on metadata. Where metadata and other relevant information about a document exist, the metadata tends to be corroborated by other evidence, such as contemporaneous e-mails and witness interviews on the timing of certain actions.

[9]	UnitedHealth is a corporation organized under the laws of the State of Minnesota. Under Minnesota corporate law, it is permissible to make a Written Action effective as of a date other than the date on which the last of the required signers affixes his or her signature, even if that effective date is before the last signature is affixed.

[10]	See Letter from Conrad Hewitt, Chief Accountant, Securities and Exchange Commission, to Lawrence Salva, dated September 19, 2006 (hereinafter, “OCA Letter”) at p. 10.

was on the recipients of the grants among non-executive officers. He has stated that he was unaware of how grant dates were selected but understood that Dr. McGuire was generally in communication with Mr. Spears of the Compensation Committee.

Dr. McGuire states that grant dates typically coincided with a memorandum reflecting that some process was underway concerning a grant, or with a phone call, meeting, or discussion with at least one member of the Compensation Committee.11 On or around many of the grant dates there is evidence of phone calls or communications involving Dr. McGuire and a member of the Compensation Committee. The existence of these events is cited by Dr. McGuire as support for each of the grant dates. While Dr. McGuire acknowledges that it is now clear that all of the appropriate, formal, corporate actions necessary to authorize a grant were not taken on the grant date, in his view the grant dates were selected without the benefit of hindsight and an event occurred on the grant date that he then believed was sufficient to establish the grant date.12

Certain facts run contrary to this assertion. First, a number of documents and emails seem to be inconsistent with Dr. McGuire’s position. Several memoranda about option grants, written by Dr. McGuire, and dated on or after the claimed grant date, speak in tentative or prospective terms about a grant that “should be awarded” and include specific recommendations concerning the amount of grants to specific officers. Such memoranda say nothing about a specific grant date or exercise price. These contemporaneous documents and language undercut the notion that the grant dates were known on those dates.

Second, out of the 29 grants, there are relatively few instances in which there is either direct or circumstantial evidence to establish that a grant date was selected on that particular day. The first written mention of either the grant date or the corresponding price often appears weeks after the grant date, and in at least one instance, the first mention of a date or a price for a grant was almost one month after the grant date. Moreover, to the extent our inquiry found the existence of various events on or near the grant dates, there was no consistent pattern concerning which type of event supported the grant dates and there is no record of the subject matter or content of the events involving calls or oral communications.

Finally, the statistical data gathered with respect to all grants during the review period (excluding new hire, promotion, and Director grants) demonstrates that the option grant dates generally corresponded to prices at or near the lowest price for the quarter or the year (although not every grant fits that pattern). Between January 3, 1994 and August 28, 2002, the Company granted options on 16 separate dates that corresponded to the lowest, second lowest, or third lowest price for the quarter. The options granted on these 16 dates, prior to the passage of SoX, amounted to almost 80 percent of all options granted during this period.

[11]	For non-Section 16 employees, Dr. McGuire believes the communication may have been with someone in senior management (e.g., the General Counsel or head of HR). Following that communication, which would identify the general parameters of a grant, HR and the business units would work on the details of a grant, recommending particular allocations to groups and to individuals.

[12]	Many of these events were phone calls or conversations with Mr. Spears when he was the Chairman of the Compensation Committee. Mr. Spears confirmed that he and Dr. McGuire frequently spoke about option grants. However, Mr. Spears did not have, nor did he believe he had, authority to bind the Compensation Committee.

Stock Option Grant Summary

Total UHG 1/3/94-8/28/02 (Split Adjusted)

Excluding Quarterly New Hire and Promotion Grants and Grants to Directors13

Total UnitedHealth Group	Grant Events	Percent of Total Grants	Number of Options	Percent of Total Number
Lowest Price in Quarter	8	29.6%	149.8M	48.1%
Lowest or Second Lowest in Quarter	14	51.9%	216.8M	69.6%
Lowest, Second or Third Lowest in Quarter	16	59.3%	248.9M	79.9%

Total All Grants	27	100.0%	311.4M	100.0%

SoX required that, effective August 29, 2002, directors and specified officers of public companies file a statement, within two days of every option grant, that discloses the award of the option and other details. In the review period prior to SoX, there were seven quarters in which options were granted for more than 10 million (split adjusted) shares at the lowest closing price for the quarter. For the review period after SoX, there were no quarters in which options were granted for more than 1 million (split adjusted) shares at the lowest closing price.

Grants to New Hires and Promotions of Employees

The Company had a policy with respect to option grants to newly-hired and promoted employees that amounted to backdating in order to obtain a favorable strike price.

For grants to new hires and employees promoted during the period 2000 to 2002, HR chose grant dates by finding the lowest closing price of UnitedHealth stock between the date of an event in the recruitment of the new hire (e.g., date of first contact, date of an offer letter) or promotion of the employee and the end of the quarter in which the employee started work or was promoted. As a result of this practice, the Company awarded some options to individuals with grant dates that were earlier than their start dates. In 2002, HR refined the practice somewhat to avoid having grant dates that predated an individual’s start date. In that year, HR began to peg grant dates for new hires and promotions to the lowest price of the stock between the start date of employment or promotion and the end of the quarter in which the employee started work or was promoted. These practices were followed openly in the Company, at least within the HR organization.14

[13]	The chart excludes grants for new hires and employee promotions because UnitedHealth’s policy explicitly provided that such options would be granted at the lowest possible price between the date of the hire or promotion and the end of the quarter. The chart also excludes grants to Directors.

[14]	The Company’s senior management and several members of the Board have stated that they were unaware of these practices until 2006.

William Spears/Dr. McGuire Financial Relationship

In 1992, William Spears, a member of the Board of Directors of UnitedHealth, entered the first in a series of financial relationships with Dr. McGuire. Beginning in 1992 Mr. Spears served as a trustee for two trusts for the benefit of each of Dr. McGuire’s children. From 1994 through mid-2006, Mr. Spears acted as an investment manager for certain assets of Dr. McGuire and his family. The amount of assets managed for Dr. McGuire fluctuated over time, from approximately $15 million in 1996 to over $55 million in 2006.15 In June 1999, Mr. Spears accepted an investment of $500,000 from Dr. McGuire in connection with Mr. Spears’s repurchase of the money management firm that bears his name from the financial conglomerate that had earlier acquired it. Dr. McGuire had unwound that investment by early 2003.

During most of the period under review, Mr. Spears served on the Compensation Committee and acted as its Chairman. In 1999, Mr. Spears was appointed as Chairman of an Ad Hoc Committee of the Board to which the Board delegated authority to negotiate and execute a revised employment agreement for Dr. McGuire and an agreement for Mr. Hemsley. In that capacity, Mr. Spears acted as the representative for the Ad Hoc Committee in negotiating with Dr. McGuire through the summer and fall of 1999. The terms of these proposed agreements were discussed at several meetings of the Ad Hoc Committee and at one meeting of the Board, and were ultimately approved by the Ad Hoc Committee in November 1999.

Handwritten notes made by David Lubben, the Company’s General Counsel, in connection with an Audit Committee meeting in February 1999, make clear that Mr. Lubben was aware of some “conflict” issue involving Mr. Spears and Dr. McGuire. Although it is possible that the notes indicate that Mr. Lubben discussed this relationship with the Audit Committee, neither Mr. Lubben nor any member of the Audit Committee recalls such a discussion. Mr. Lubben also sent an e-mail to outside counsel on October 12, 1999 generally outlining the McGuire/Spears relationship and indicating that disclosure of some “conflict” had been made to the “full” Board. In addition, Dr. McGuire and Mr. Spears have each stated that they believed the Board was aware of the money-management relationship. However, there are no minutes or other documentation to confirm that such disclosure took place in that time frame. No Director recalls being apprised of the money management relationship or the investment in Mr. Spears’s firm prior to or during the time frame of the 1999 employment contract negotiations.16 Only one Director thought it possible that he could have learned about the investment advisory relationship in 1999, but he believes that it was not before the end of 1999. All Directors believed that they first learned of the investment that Dr. McGuire made in Mr. Spears’s firm after the commencement of this investigation. Two Directors were adamant that they believe they would have remembered had they been told earlier of or had been aware of such relationships between Dr. McGuire and Mr. Spears.

[15]	In addition, Mr. Spears’s firm began to manage certain funds for Mr. Hemsley starting in late 2001. The amount of assets managed for Mr. Hemsley fluctuated over time, from approximately $11.7 million in 2001 to over $52 million in 2006.

[16]	The Company’s proxies for the years 1998 to 2003 stated that members of the Compensation Committee (like members of other Board committees) were “independent of Company management.”

We have concluded that the nature and full extent of the financial relationship between Dr. McGuire and Mr. Spears likely were not disclosed to the members of the Ad Hoc Committee or the Board during the time frame that the 1999 employment agreements were being negotiated.

Grants in Connection with 1999 Employment Agreements

We conclude that these options grants were likely backdated.

Dr. McGuire and Mr. Hemsley were awarded options to acquire 1,000,000 shares and 500,000 shares of UnitedHealth stock, respectively, in connection with their 1999 employment agreements.17 The options to acquire the shares were granted effective October 13, 1999. Dr. McGuire maintains that on October 13 he and Mr. Spears agreed to the final terms of the employment agreements. While Mr. Spears spoke to Dr. McGuire around this time period, he does not recall the date he discussed the agreements with Dr. McGuire and never believed that he had authority to bind the Ad Hoc Committee.

Although the Board and Compensation Committee held their regular meetings on October 26, 1999, the Ad Hoc Committee, which had authority to negotiate and execute the employment contracts, did not meet on that date. It is likely that the employment contracts were not approved by the Ad Hoc Committee until its November 5, 1999 meeting since the meeting notice stated its purpose was the “finalization of proposed employment agreements.” The employment agreements were signed in December 1999, but made effective October 13, 1999.

Related to the employment agreement negotiations is a press release issued by the Company on September 16, 1999. In it, the Company stated: “Both Hemsley and McGuire have entered into new, long-term employment agreements with UnitedHealth Group.” The press release, which was approved by Dr. McGuire, was intended to ease investor concerns about Dr. McGuire’s intention to stay at the Company following Mr. Hemsley’s promotion in March 2000 to President of UnitedHealth. Neither Dr. McGuire’s nor Mr. Hemsley’s employment contract was entered into by the date of the press release. In fact, the number of options to be granted to Dr. McGuire pursuant to his contract and the price of those options remained unresolved in September, and likely were not approved by the Ad Hoc Committee until its meeting on November 5, 1999. The September 1999 press release was inaccurate with respect to the employment agreements.

[17]	Mr. Hemsley also received an option grant in connection with the start of his employment in 1997. The Compensation Committee minutes for the meeting held on May 14, 1997, reflect that a grant was made by the Compensation Committee on that date to Mr. Hemsley, effective as of June 16, 1997 (i.e., as of a future date), but with an exercise price of “$46.875, the fair market value of the Company’s stock at the close of business on February 11, 1997.” From the terms of the minutes, it is not clear whether Mr. Hemsley’s grant was “backdated” as much as it was simply, on its face, a grant of an option at a discount to quoted market price. Mr. Hemsley does not recall focusing at the time on the fact that his June 1997 option grant bore a below market exercise price. Moreover, there is no indication that he attended this Compensation Committee meeting nor that he was asked to review or did review the Compensation Committee minutes for the May 14 meeting.

Supplemental Grant of October 13, 1999

We have concluded that this supplemental option grant was likely backdated.

As with other option grants, the pricing and dating of the supplemental grants is problematic. The first reference to the supplemental grant appears in a memorandum from Dr. McGuire to Mr. Spears dated October 12, 1999. While Dr. McGuire states that he had one or more communications with Mr. Spears on or about October 13, 1999 regarding, among other things, the supplemental grant program, neither this conversation nor the October 22 memorandum from Dr. McGuire to the Compensation Committee is sufficient to effectuate the supplemental grants. Both memos speak prospectively of the supplemental grant that “should be awarded to employees.” Thus, the later of the two memoranda makes clear that, as of October 22, the supplemental grant proposal had not been presented to, or considered by, the Compensation Committee. Since the Compensation Committee next met on October 26, 1999, it is unlikely that it considered the proposal before that date. However, the option grant to Section 16 officers is dated “effective October 13, 1999” and priced at the closing price on that date. October 13, 1999 was the lowest closing price of the year.

In addition, the October 1999 supplemental option grant created significant accounting issues. The grant was made for the stated purpose of “replacing” certain out of money options then held by the Company’s officers and employees. Some of the options that were being replaced – including all of Dr. McGuire’s 750,000 options that had an exercise price above 46.50 – were back “in the money” by the time management sought approval from the Compensation Committee for the supplemental option proposal, which likely was approved on October 26, 1999. In connection with the issuance of the supplemental options, the Company intended to suspend the vesting and exercisability of the options that were being replaced.

It appears that the proposal to suspend old options and issue new, lower priced ones was driven, in part, by a desire to avoid repricing the existing options, which had disadvantageous accounting and disclosure ramifications. The grant of the supplemental options was effectively a repricing for accounting purposes to the extent that such options were granted in conjunction with the actual suspension of any existing options. The reactivation of the suspended options was, in substance, a grant of “in the money” options. Since the supplemental grant amounted to a repricing, the Company had substantial and onerous reporting obligations in its Proxy statement with which it did not comply. Further, the Company did not treat the reactivation as a discount grant for accounting purposes.

Internal Controls

During the time period covered by the Special Committee review, there were inadequate internal controls at UnitedHealth related to the option grant practices outlined above.

For the relevant period, the Company lacked appropriate systems to ensure adequate communication among the Accounting, Legal, and HR Departments pertaining to the option grant process. Without such controls, information needed to determine an accurate measurement date was not provided to the Accounting Department.

In view of the significant role of stock option grants in UnitedHealth compensation, the HR employees responsible for administering grants for new hires and promotions and for non-Section 16 employees should have known the rules governing option grants. The Company lacked appropriate systems to review existing policies and practices against rules governing option grants. Controls were also inadequate in that documentation to support the option grants was not adequately maintained.

The Legal Department failed to prepare adequate minutes of meetings of the Board of Directors, the Compensation Committee and the Ad Hoc Committee. Sufficient descriptions of the matters considered and discussed in such meetings with respect to stock option grants rarely appeared in the minutes or other board materials. Although the Directors stated that Section 16 option grants were generally discussed and often approved at regularly scheduled Compensation Committee meetings, the majority of the minutes of the meetings are either entirely silent on the Committee’s consideration of those grants or make only vague or incomplete (and potentially inaccurate) references to what actually occurred in this regard. For example, in the case of the minutes of the August 2000 Board meeting at which the reactivation of the suspended options was authorized, a draft of the minutes at one time included reference to the reactivation. The final minutes omit that reference. For the November 5, 1999 meeting of the Ad Hoc Committee at which we believe Dr. McGuire’s and Mr. Hemsley’s new employment agreements were finally approved, no minutes appear to have been prepared.

There were inadequate control mechanisms within the Accounting Department to ensure that the information about option grant dates and the exercise prices accurately reflected the true measurement dates for accounting purposes. Absent adequate controls, the Accounting Department could not determine with confidence whether any discounted options had issued and whether a compensation expense had to be booked. Where Accounting personnel were made aware of grant practices associated with option grants to new hires, some were unaware of the appropriate accounting rules and others determined that any impact would not be material to the financial statements. With respect to the supplemental grant, the Accounting Department appears to have recognized some of the issues but failed to take appropriate action.

Governance

Insofar as the backdating of options is concerned, the Compensation Committee members focused on the size of the proposed option grants and their dilutive effect on shareholders, and on which senior managers would receive grants. They did not focus on the dates associated with the grants brought before them because, among other things, the options were part of long-term compensation and as such, the grant dates were not thought to be a significant issue. Mr. Spears also recalls nothing that came to his attention suggesting that the grant dates were a problem. Although it might have been better if members of the Compensation Committee had asked for an explanation of why decisions being made at meetings were addressed in Written Actions instead of the minutes and focused more on the prices at which options were granted, it is not at all clear that such an inquiry would have led the Directors to discover that some grants were likely backdated. Moreover, directors are entitled to presume that matters brought before them for action will be procedurally proper and consistent with applicable legal and accounting standards. Here, those in management charged with ensuring that the option grant process was handled in an appropriate fashion and that the Directors were informed of actual or possible adverse consequences failed the Board and the Compensation Committee.

The supplemental grant on October 13, 1999 to employees and officers raises other difficult governance issues. The grant, premised on management’s belief that it was best for the Company to replace “out of market” options above $46.50 per share with options at $40.125, was likely approved at a meeting on October 26, 1999, when the share price was already at $48.94.18 Additionally, the August 2000 reactivation of the previously suspended options was the equivalent of a new grant of over 2 million options to officers and employees with exercise prices between $46.50 and $61.1875 when the Company’s stock was trading at $81.81.19 In Dr. McGuire’s case, this amounted to a new grant of 750,000 shares at an average share price of $47.21.

It is difficult to assess the Compensation Committee’s approval process with respect to the making of the supplemental grant or the later reactivation of the suspended options due to the virtual absence of any written materials prepared for or as a result of any Board or Compensation Committee meeting on this subject and the fading of memories of those involved over time. While the two directors present for the August 1 meeting recalled that there was a discussion of the reactivation at that meeting, no member of the Compensation Committee in 2000 specifically recalled that Dr. McGuire was the intended recipient of such a large grant of options only 10 and one half months after receiving the 1,000,000 options in connection with his employment agreement. Nor did we find any documents in which this grant to Dr. McGuire and other employees was explained to the Compensation Committee. Given the size and unusual nature of this transaction, there should have been clear, written communications to the Compensation Committee expressly setting forth the amounts to be received by management in the “reactivated” grant and the rationale for this grant. The minutes should have reflected clearly the Committee’s deliberations on this important matter.

Disclosure

The Company made disclosures in various SEC filings that its option grants were made at the fair market value of the Company’s stock on the dates of the grants and that no compensation expense was recognized. In light of our findings above, the disclosures with respect to stock option practices and related accounting were not accurate in certain respects. Accounting and disclosure implications that flow from the option granting practices of the Company are being considered by the Company and its auditors and will be addressed and/or corrected, as necessary, in the Company’s financial statements and filings.

[18]	This was the closing price on October 25, 1999.

[19]	This was the closing price on July 31, 2000.

III.	SUMMARY OF CONCLUSIONS

In summary:

•	The measurement dates used by the Company for most of the 29 option grants we reviewed were not correct, and many of these grants were likely backdated.

•	The option grants made to newly-hired employees and employees receiving promotions were backdated as a matter of policy.

•	The grants to Dr. McGuire of 1 million options and to Mr. Hemsley of 500,000 options, dated October 13, 1999, in connection with their respective employment agreements, were likely backdated.[20]

•	The full extent and nature of the financial relationships between Dr. McGuire and Mr. Spears, a member (and Chairman) of the Compensation Committee, that existed during the period when Dr. McGuire’s 1999 employment agreement was renegotiated and that created a conflict of interest, likely were not disclosed to the Ad Hoc Committee or to the Board at the time.

•	A 1999 supplemental grant of options to employees and to senior management, which replaced previously issued options that were “suspended” (and later reactivated), was likely backdated. This supplemental grant amounted to a “repricing” of the suspended options, which caused an adverse accounting consequence that was not recognized by the Company.

•	The reactivation of the suspended options amounted to a substantial new grant of options at a significant discount to many officers and employees. Given the size and unusual nature of this transaction, there should have been clear, written communications to the Compensation Committee expressly setting forth the amounts to be received by management in the “reactivated” grant, the rationale for this grant, and the accounting effect. The minutes should have reflected clearly the Committee’s deliberations on this important matter.

•	UnitedHealth’s internal controls related to option grants were inadequate.

•	Senior management failed to ensure that the option granting practices were appropriate.

•	Although it might have been better if members of the Compensation Committee had asked for an explanation for why decisions made at meetings were addressed in Written Actions and had focused more on the prices at which options were granted, the Directors were entitled to presume that matters brought before them for action were procedurally proper and consistent with applicable legal and accounting standards.

An appropriate tone at the top, adequate controls and discipline over the option granting process, and management transparency with the Board and its committees on executive compensation matters are basic and critical to the integrity of option grants. As described above, there were various failings in these areas.

[20]	See note 5. Mr. Hemsley had little or no role in the negotiation of, or the process leading up to, the option award in his contract.